EXHIBIT 99

                                       FOR: Consolidated Graphics, Inc.

                               APPROVED BY: Ronald E. Hale, Jr.
                                            Vice President & Treasurer
                                            (713) 787-0977

                                   CONTACT: Betsy Brod/Jonathan Schaffer
                                            Media: Merridith Ingram/Eileen King
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS ANNOUNCES LETTER OF INTENT AND
                     UPDATES STATUS OF PENDING ACQUISITIONS

     Houston, Texas - February 19, 1999 - Consolidated Graphics today announced the signing of a letter of intent to acquire a leading, high-quality commercial printing company located in a major Midwestern market. Pursuant to an agreement between the parties, the name of the company is being withheld at this time.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "This acquisition will add another successful, highly reputable sheet-fed printing company to our group. It also continues our disciplined strategy of acquiring strong, well-managed commercial printing companies in markets throughout the U.S. In the past 11 months alone, we have completed 15 acquisitions representing over $200 million in annual revenue. Furthermore, we are in negotiations with more companies today than at any other time in our history."

     The Company also discussed the status of its other pending acquisitions. On July 31, 1998, the Company announced the signing of letters of intent to acquire four commercial printing companies, three of which have been completed: Printing Corporation of America, McKay Press and GraphTec, Inc. The fourth letter of intent for Royle Communications, however, has expired and all related negotiations have been terminated.

     An additional six companies remain under binding agreement or letters of intent: Automated Graphics, The Graphics Group, Maxwell Printing, Mercury Printing, Wentworth Printing and CMI.

     Mr. Davis commented, "We are finalizing our due diligence on those companies under letter of intent and look forward to their joining Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $590 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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